Exhibit 10.1

LEHMAN BROTHERS

Transaction

Date:	15 July 2008

To:	Lawson Software, Inc.
	Attention:	Treasurer
380 Saint Peter Street
St. Paul, MN 55102
	Facsimile:	651-767-4868
	Telephone:	651-767-4920
	Email:	treasury@lawson.com

	With a copy to:	General Counsel
380 Saint Peter Street
St. Paul, MN 55102
	Facsimile:	651-767-4827
	Telephone:	651-767-4940
	Email:	legal.americas@lawson.com

From:	Lehman Brothers, Inc acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
	Attention:	Andrew Yare – Capital Markets Contracts – Legal
	Facsimile:	646-885-9546 (United States of America)
	Telephone:	646-333-9493

Ref. Numbers:	Global Deal ID: 3934942

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and Lawson Software, Inc. (“Party B”) on the Trade Date specified below.  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf both Party A and Lehman Brothers Inc. (“LBI”). Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (the “ISDA Form”) and an agreement in the form of the Credit Support Annex (New York law) (the “CSA”), as if we had executed such agreements in such forms on the Trade Date of the Transaction (the ISDA Form and the CSA, together, the “Agreement”).  In the event of any inconsistency between the provisions of that agreement, or the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions.  In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern.  In the event of any inconsistency between either set of Definitions and this Confirmation, this

LEHMAN BROTHERS OTC DERIVATIVES INC.

745 SEVENTH AVE. NEW YORK, NY 10019

Confirmation will govern. The Transaction shall constitute a Share Forward Transaction for the purposes of the Equity Definitions and shall be the only Transaction under the Agreement.

The terms of the Transaction to which this Confirmation relates are as follows and shall include the terms contained in Appendixes 1, 2 and 3 hereto as if set forth in the Agreement.

Agent:

LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	July 15 , 2008

Buyer:	Party B

Seller:	Party A

Shares:	Common stock of Lawson Software, Inc. (the “Issuer”) Ticker Symbol: (“LWSN”)

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	Trade Date.

Initial Hedge Period:

The period (the “Initial Hedge Period”) commencing on the Trade Date and ending on the Exchange Business Day on which Party A completes the purchase of a number of Shares necessary to establish its initial hedge position with respect to the Transaction (such date, the “Hedge Period End Date”). On the 1st Scheduled Trading Day immediately following the Hedge Period End Date, Party A shall provide written notice (the “Confirmation Pricing Supplement”) to Party B in substantially the form attached hereto as Exhibit A, of the terms specified therein. Upon receipt of the Confirmation Pricing Supplement, Party B shall promptly execute and return the Confirmation Pricing Supplement to Party A; provided that Party B’s failure to so execute and return the Confirmation Pricing Supplement shall not affect the binding nature of the Confirmation Pricing Supplement, and the terms set forth therein shall be binding on Party B to the same extent, and with the same force and effect, as if Party B had executed a written version of the Confirmation Pricing Supplement.

Hedging Price:	The volume weighted average price at which Party A purchases Shares during the Initial Hedge Period to establish its initial hedge position with respect to this Transaction.

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Global Deal ID: 3934942

Valuation:

Trading Period:	As specified in Schedule A.

Market Disruption Event:

The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) and clause (iii) in their entirety with “(ii) an Exchange Disruption, which in either case the Calculation Agent determines is material, (iii) an Early Closure or (iv) a Regulatory Disruption.”

Regulatory Disruption:

A “Regulatory Disruption” shall occur if Party A determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures, excluding such requirements, policies or procedures that are solely applicable to Party A, for Party A to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Consequence of Disrupted Days:

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and the Minimum Maturity Date. If any Disrupted Day occurs during the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price, if such Disrupted Date occurs during the Trading Period, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, and the Forward Price, if such Disrupted Date occurs during the Trading Period, shall be determined by the Calculation Agent using an appropriately weighted average of the 10b-18 VWAPs for all Scheduled Trading Days in the Trading Period, as the case may be, instead of an arithmetic average.

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable

Physical Settlement:	Applicable

Settlement Currency:	USD

Forward Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Scheduled Trading Days in the Trading Period minus (ii) the Discount, as specified in Schedule A.

10b-18 VWAP:

(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, the successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as 10b-18 VWAP. Party B acknowledges that the Calculation Agent may refer to the Bloomberg Page “LWSN <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Number of Shares to be Delivered:	The number of Shares equal to the Share Amount minus the number of Minimum Shares.

Share Amount:

The quotient of the Prepayment Amount divided by the Forward Price; provided that if such quotient is (i) greater than the Maximum Shares, the Share Amount shall equal the Maximum Shares, and (ii) less than the Minimum Shares, the Share Amount shall equal the Minimum Shares.

Settlement Date:	Three Exchange Business Days following the Valuation Date.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery:

Party A shall deliver a number of Shares equal to the Initial Shares to Party B on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such

Section 9.4. The initial deliveries required pursuant to the Transaction shall be effectuated in the order specified in Appendix B hereto.

Initial Share Delivery Date:	Trade Date

Minimum Shares:	As specified in Schedule A.

Minimum Share Delivery:

Party A shall deliver a number of Shares equal to the difference between (i) the Minimum Shares minus (ii) the number of the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Minimum Share Delivery Date:	Three Scheduled Trading Days following the Hedge Period End Date

Maximum Shares:	As specified in Schedule A.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by any entity” after the word “announcement” in the third and the fifth lines thereof, (iv) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the third line thereto and (v) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fifth line thereto.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “greater than 10% and less than 100% of the outstanding Shares of the Issuer”.

The definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:

The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Modified Calculation Agent Adjustment:

For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).” and (ii) deleting the phrase “, expected dividends, stock loan rate” from such stipulated parenthetical provision.

Announcement Event:

If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Delisting:

The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: “‘Delisting’ means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date.”

Insolvency Filing:	Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Party A’s short position in respect of the Transaction.

Maximum Stock Loan Rate:	As specified in Schedule A

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As specified in Schedule A

Hedging Party:	Party A shall be the Hedging Party in connection with all Extraordinary Events

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations, Warranties and Agreements of Party B:	In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) It is not entering into this Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its obligations under this Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of this Transaction; (ii) it is authorized to enter into this Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iii) it has consulted with its legal advisor(s) and has reached its own conclusions about this Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from this Transaction; and (iv) it has concluded that this Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) It is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(c) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with the Transaction.

(d) Party B is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Party B.

(e) Each of its required filings under all applicable securities laws have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) Party B is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

(g) Party B has not entered into any obligation that would contractually limit it from effecting Physical Settlement under this Transaction and it agrees not to enter into any such obligation during the term of this Transaction.

(h) If Party B purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all contractual obligations of Party B.

(i) It is not, and, after giving effect to the transactions contemplated hereby will not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Additional Termination Events:

Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Party B shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent.

Regulatory Provisions:	(a) Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

(b) The Agent will furnish Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

Solvency:

As of the Trade Date and the Minimum Share Delivery Date, Party B represents, warrants and agrees that Party B is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)) and Party B would be able to purchase the Maximum Shares in compliance with the laws of the jurisdiction of Party B’s incorporation.

Maximum Number of Shares:

The number of Shares that may be issued at settlement by Party B will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. In any event, the number of Shares issuable by Party B at settlement shall not exceed 42,000,000 Shares (whether pursuant to Appendix A or otherwise). If the number of Shares to be issued at settlement by Party B exceeds the limit in the first sentence of this provision, Party B will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder.

Company Purchases:

Without the prior written consent of Party A and except for purchases which are not solicited by or on behalf of Party B, its affiliates or affiliated purchasers (each as defined in Rule 10b-18 of the Exchange Act) or purchases executed by Party A or an Affiliate of Party A, Party B shall not purchase, and shall cause its affiliates or affiliated purchasers not to directly or indirectly purchase, any Shares (or any security convertible into or exchangeable for Shares) during the Initial Hedge Period or the Trading Period.

Regulation M:	Party B represents that as of the Trade Date it is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”).

Party B agrees that during the Trading Period or the Net Share Settlement Period, neither Party B nor any of its affiliates or agents shall make any “distribution” (as defined in Regulation M) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M) or take any action that would, in the view of Party A, preclude purchases by Party A of the Shares or cause Party A to violate any law, rule or regulation with respect to such purchases.

No Collateral:

Notwithstanding any provision of this Confirmation, the Agreement or the Definitions, or any other agreement between the parties, to the contrary, the obligations of Party B hereunder are not secured by any collateral.

Set-Off and Netting:

Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Rule 10b-18:

During the Initial Hedge Period (other than purchases made by Party A as part of its dynamic adjustment of its hedge of the options embedded in the Transaction), Party A agrees to use commercially reasonable efforts to make all purchases of Shares in connection with the Transaction in a manner that would satisfy the requirements set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule10b-18 under the Exchange Act (“Rule 10b-18”), as if such rule was applicable to such purchases.

Party B shall, at least one day prior to the first day of the Initial Hedge Period, notify Party A in writing of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in clause (b)(4) of Rule 10b-18 by Party B or any of its affiliates during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each as defined in Rule 10b-18).

Rule 10b5-1:

It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Party B shall take no action that results in this transaction not so complying with such requirements). Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (A) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases in connection with the Transaction, (B) during the Initial Hedge Period and the Trading Period neither Party B nor its officers or employees shall, directly or indirectly, communicate any information regarding Party B or the Shares to any employee of Party A or its affiliates who is directly involved with the hedging of and trading with respect to the Transaction, (C) Party B is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Party B will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Party B also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification, waiver or termination shall be made at any time at which Party B or any officer or director of Party B is aware of any material non-public information regarding Party B or the Shares.

Certain Payments and Deliveries:

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party A or Party B would be required to make a payment pursuant to Section 6 of the Agreement, (ii) an Extraordinary Event occurs and

Party A or Party B would be required to make a payment pursuant to Article 12 of the Equity Definitions or (iii) Party A or Party B is required to make a payment pursuant to any other provision hereof, of the Agreement or of the Definitions, then Party B shall have the right, in its sole and absolute discretion, to elect that, in lieu of such payment, Party B shall have the right to deliver to Party A, or Party B shall have the right to require Party A to deliver to Party B, as the case may be at the time such payment would have been due and in the manner provided under “Physical Settlement” in the Equity Definitions, in lieu of cash, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity or other consideration received by holders of Shares pursuant to such Merger Event) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) per Share (or per unit of such common equity securities and/or such other consideration) of the Shares (or such common equity securities and/or other consideration) so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner. Any deliveries of Shares by Party B hereunder shall be made pursuant to the procedures enumerated in Appendix A hereto. For the avoidance of doubt, in no event will Party B be required to deliver cash to Party A for any of the required payments described herein.

Payments on Early Termination:	Party A and Party B agree that for this Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Transfer:

Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate.

Binding Contract:

This Confirmation, as supplemented by the Confirmation Pricing Supplement, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) the Confirmation Pricing Supplement constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and

(iii) this Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Confirmation Pricing Supplement. Party A and Party B further agree and acknowledge that this Confirmation, as supplemented by the Confirmation Pricing Supplement, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

Governing Law:	The laws of the State of New York, without reference to choice of law doctrine.

Termination Currency:	USD

Waiver of Trial By Jury:

Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with the Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into the Transaction hereunder.

Calculation Agent:	Lehman Brothers Inc.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.		Lawson Software, Inc.

By:	/s/ Anatoly Kozlor	By:	/s/ Robert A. Schriesheim
	Authorized Signatory		Executive Vice President and Chief
Financial Officer

Execution time will be furnished upon Party B’s written request.